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                 December 18, 2020

       Merrick Okamoto
       Chief Executive Officer
       Marathon Patent Group, Inc.
       1180 North Town Center Drive, Suite 100
       Las Vegas, NV 89144

                                                        Re: Marathon Patent
Group, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 11,
2020
                                                            File No. 333-251309

       Dear Mr. Okamoto:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jolie Kahn, Esq